                                                                      EXHIBIT 11

                          COMPUTATION OF LOSS PER SHARE


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

                                  Three months ended             Six months ended
                                      June 30,                        June 30,
                                      --------                        --------
                                 1997           1996           1997           1996
                                 ----           ----           ----           ----
PRIMARY AND FULLY DILUTED:

Average shares outstanding     5,452,835      3,105,524      5,393,430      3,105,797

SAB No. 83 - for stock issued
 and options or warrants granted
 at exercise prices less than the
 initial public offering price
 during the 12 months preceding
 the initial public offering
 using the treasury method                                                  1,115,019

Dilutive stock equivalents           ---            ---            ---            ---
                              ----------     ----------     ----------     ----------

Total                          5,452,835      3,105,524      5,393,430      4,220,816
                              ----------     ----------     ----------     ----------
                              ----------     ----------     ----------     ----------

Net loss                      $ (468,569)    $ (170,705)    $ (908,590)    $ (253,415)
                              ----------     ----------     ----------     ----------
                              ----------     ----------     ----------     ----------

Net loss per share            $     (.08)    $     (.05)    $    ( .17)    $     (.06)
                              ----------     ----------     ----------     ----------
                              ----------     ----------     ----------     ----------
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